Exhibit 10.17

June 13, 2006

PERSONAL AND CONFIDENTIAL

HPS Development, L.L.C.
c/o LOBRANO & LOBRANO, L.L.C.
147 Keating Drive
Post Office Box 208
Belle Chasse, Louisiana 70037
Telephone: (504) 433-3100
Fax: (504) 433-3103

Gentlemen:

The purpose of this Letter of Intent is to set forth our mutual understanding in connection with the proposed acquisition, by Earth Biofuels, Inc. (the “Purchaser”), of 50% of the membership interest (the “Membership Interest”) in a newly-created limited liability company (“Newco”) that is currently 100% owned by HPS Development, L.L.C. (“HPS”). upon the terms and conditions set forth herein. This Letter of Intent shall replace in its entirety, the letter of intent dated April 24, 2006.

1.         The Transaction. The following is a brief summary of the proposed transaction (the “Transaction”):

HPS will contribute to Newco, HPS’ ownership of the following: approximately 50 acres (more or less) of ground in or near to Myrtle Grove, Plaquemines Parish, Louisiana, together with the improvements situated thereon, included a closed fuel ethanol distillery built by SPECTRUM in 1988 (located adjacent to the Mississippi River near New Orleans, Louisiana) and the equipment and other assets associated with such ethanol distillery (collectively, the “Plant”) and (2) 10 acre tracts of land adjacent to the plant for the construction and operation of a Bio-diesel plant or additional storage space if such projects are undertaken by Newco.

The Purchaser will purchase the Membership Interest from HPS for consideration consisting of a combination of cash and shares of common stock of Purchaser, as set forth in more detail below.

2.         Consideration. The consideration for Purchaser’s acquisition of the Membership Interest from HPS will be comprised of cash aggregating $50 million, plus shares of common stock of Purchaser, with such amounts payable as follows:

•                                          On or about April 24, 2006, a deposit in the amount of $3 million.

•                                          On or about June 6, 2006 (or upon execution of this Letter of Intent), a deposit in the amount of $2 million.

•                                          In the event that the Purchaser and HPS (a) agree on the general terms of the Transaction as set forth in this Letter of Intent and (b) HPS subsequently fails to close the Transaction (other than by reason of a withdrawal of Purchaser from the Transaction), then the Purchaser may recover from HPS the aggregate $5 million in deposits, as well as Purchaser’s acquisition expenses.

•                                          On or about June 19, 2006, the amount of $2 million.

•                                          On or about July 1, 2006, the amount of $13 million.

•                                          Upon closing of the Transaction (anticipated to occur by August 1, 2006), the amount of $30 million (of which $15 million shall be deposited into a separate escrow agreement for purposes of the cost and performance warranties of HPS, described broadly below). Also upon closing of the Transaction, the $15 million held in escrow pending closing of the Transaction is to be released to HPS.

•                                          Upon closing of the Transaction, the Purchaser will issue to HPS 5,829,005 restricted shares of common stock of Purchaser, said obligation to accrue on July 1, 2006.

3.         Conditions Precedent.

In addition to the other terms and conditions to be set forth in the Definitive Agreements, the Closing of the Transaction shall be conditioned upon:

•                                          Receipt of reports from each of (a) Turner Construction or another fully-bonded construction contractor acceptable to each of Purchaser and HPS, (b) Benchmark Technology or another fully-bonded engineering firm acceptable to each of Purchaser and HPS and (c) ENGlobal Engineering Inc. or another fully-bonded engineering firm acceptable to each of Purchaser and HPS; and

•                                          Receipt of preliminary reports from Luminate or another firm acceptable to Morgan Keegan & Company, confirming the reports of Turner Construction, Benchmark Technology and ENGlobal Engineering Inc. to be within the budgetary and timeline parameters (agreed upon by Purchaser and HPS) for retrofit of the Plant. The parties recognize and acknowledge that the receipt of favorable reports from Luminate is a pre-condition to Morgan Keegan & Company’s ability to secure public financing for retrofit of the Plant and, accordingly, success of the project contemplated by the Transaction.

•                                          Contemporaneously with the closing of the Transaction, HPS shall have agreed to lend Newco funds sufficient to commence the retrofit of the Plant, with the full and prompt repayment thereof to originate from the public financing underwritten by Morgan Keegan & Company, the proceeds of which are anticipated to be available within two to three months of closing of the Transaction.

HPS covenants that it will engage Turner Construction, Benchmark Technology and ENGlobal Engineering Inc. (or comparable caliber companies acceptable to each of Purchaser and Morgan Keegan & Company, as contemplated in this Letter of Intent) for and on behalf of Newco. The costs of such engagements are to be initially underwritten by HPS, with the full and prompt repayment thereof to originate from the public financing underwritten by Morgan Keegan & Company.

HPS further covenants that, in order to further the public financing underwritten by Morgan Keegan & Company, it will give Purchaser and Morgan Keegan & Company full access to the documentation, communications and other reporting of Turner Construction, Benchmark Technology and ENGlobal Engineering Inc. (or comparable caliber companies acceptable to each of Purchaser and Morgan Keegan & Company).

4.         Definitive Purchase Agreement. The Purchaser and HPS will negotiate in good faith to execute the Definitive Agreements, containing customary terms and conditions which shall contain terms consistent with the terms of this Letter of Intent as well as comprehensive representations and warranties, covenants, conditions, provisions for indemnification and survival and other customary terms. Purchaser’s counsel shall draft all Definitive Agreements and all other agreements necessary to consummate the Transaction. The Definitive Agreements and all other such agreements must be satisfactory to the parties to such agreements.

5.         Access. HPS shall make available all information (financial or otherwise) reasonably requested by or on behalf of the Purchaser, its financing sources and their respective representatives in connection with their due diligence review of HPS and the Plant, including at all reasonable times and upon reasonable notice, access to HPS’ books, records, facilities, properties, officers, and key employees.

6.         Governance.

Newco’s Operating Agreement shall reflect the following ownership and management structure:

A total of 1000 Units of Membership Interest, owned as follows:

	Class A Voting Units	Class B Non-Voting Units	Total Units of Membership Interest
Purchaser	3	497	500
HPS	3	497	500
TOTAL			1000

Profits, losses, and distributions shall be allocated pro-rata to the holders of respective Units of Membership Interest regardless of class, and the separate classes of Units shall have only the following differences:

•                                          Each Class A Voting Unit shall be entitled to one vote, and shall further be entitled to elect one manager (equivalent to a board of directors); thus, if there are 6 outstanding Class A Voting Units, there shall be 6 managers.

•                                          The Operating Agreement shall prohibit Newco from issuing any additional Units of Membership Interest without the prior unanimous written consent of all of the Class A Voting Units.

•                                          Management decisions (including day-to-day operating decisions) shall be made by an Operating Committee comprised of three managers (at least one of whom is a manager elected by Purchaser), one to be appointed by HPS and one jointly appointed with all of whose decisions shall be by consensus of all Operating Committee members; provided, however, that “Major Decisions” (as defined in Exhibit A) shall require unanimity of all of the managers.

7.         HPS Warranties.

Cost Warranty: HPS shall warrant that the Retrofit Expenses of the Plant will not exceed $40 million. Retrofit Expenses shall mean those expenses necessary to cause the Plant to produce a minimum of 60 million gallons (subject to agreed upon deviation) of marketable ethanol per year, on an annualized basis. Accrual of the Retrofit Expenses shall terminate upon completion of the Retrofit, per contract provisions. Should the Retrofit Expenses be $40 million or less, Purchaser shall immediately consent to a release to HPS of $7.5 million of the funds held in the HPS Warranty Escrow (herein so called). In the event that the Retrofit Expenses exceed $40 million, payments to HPS from the

HPS Warranty Escrow shall be reduced dollar for dollar by the excess Retrofit Expenses over $40 million, such reduction not to exceed $7.5 million.

Performance Warranty: HPS warrants that the Plant shall produce a minimum of 60 million gallons (subject to agreed upon deviation) of marketable ethanol per year, on an annualized basis, with such measurement to commence 90 days following the initial date of production. Should such measure deviate from the stated production level, HPS will have breached its warranty and Purchaser shall be entitled to a distribution from the HPS Warranty Escrow based on a sliding scale related to the magnitude of deviation. The parties intend that the structure of this HPS Performance Warranty shall mirror the performance warranty required of the contractors engaged to effect the Retrofit.

In the event HPS does not receive distribution of the full $15 million residing in the HPS Warranty Escrow, HPS shall be entitled to reimbursement from Newco to the extent Newco is successful in securing payment from a contractor or pursuant to a performance bond supplied by a contractor.

8.         Confidentiality. The parties shall use best efforts to maintain, and shall cause their employees and agents to use best efforts to maintain, any confidential information received from the other party as confidential.

We look forward to working further with you and moving ahead with the Transaction.

Very truly yours,

EARTH BIOFUELS, INC.,

By:	/s/ Dennis McLaughlin
Dennis McLaughlin
President & CEO

Agreed to and Accepted
this 13 day of June, 2006:

HPS DEVELOPMENT, LLC

By:	/s/ John Paul
John Paul, Manager

By:	/s/ William A. Hurst
William A. Hurst, Manager

By:	/s/ Kennett F. Stewart
Kennett F. Stewart, Manager

Exhibit A

Major Decisions are the following:

•                            The dissolution and winding-up of Newco;

•                            The sale, exchange, lease, mortgage, assignment, pledge or other transfer of, or the granting of a security interest in, all or substantially all of the assets of Newco;

•                            The merger or consolidation of Newco;

•                            The filing of a petition for relief under the Federal Bankruptcy Code or under any similar state or federal statutory scheme;

•                            A material change in the nature of Newco’s business;

•                            The issuance of an interest in Newco to any Person and the admission of any Person as a Member, except as otherwise provided in the Operating Agreement; and

•                            Any amendment of the Operating Agreement.